DECLARATION OF TRUST

MATTHEW 25FUND

THIS DECLARATION OF TRUST is made by the undersigned Organizing Trustee to form the Matthew 25 Fund as a Pennsylvania business trust under and subject to the provisions of the Pennsylvania Business Trust Law, 15 Pa.C.S. Chapter 95.

1.   Name.The name of the Trust shall be: Matthew 25 Fund.

2. Address.The initial registered address of the Trust shall be:413 Johnson Street, Suite 200, Jenkintown, PA, 19046. The Trust may have offices at any location within or outside Pennsylvania, including outside the United States, as the Board of Trustees may determine from time to time.

3. Authorizing Statute.The Trust shall be a Pennsylvania business trust organized and existing under the provisions of the Pennsylvania Business Trust Law, Title 15 of the Pennsylvania Consolidated Statutes, Part V, Chapter 95, with all the rights, qualifications, authorities, attributes, and other indicia appertaining thereto, to conduct any and all business activities permissible for such an entity, as further described and limited herein.
The Trust shall have a perpetual term of existence.

4. Specific Purpose.The Trust is being formed to act as an investment company registered as such with the Securities and Exchange Commission (the "SEC") under the federal Investment Company Act of 1940, as amended, and specifically to succeed to the business of the mutual fund already in existence as a Pennsylvania corporation known as Matthew 25 Fund, Inc., SEC 1940 Act File
No. 811-07471, which corporation shall merge with and into the Trust, with the Trust surviving such merger and continuing in existence under this Declaration.

5. Series.The Trust may become, but is not required to be, a "series fund" as that term is interpreted by the SEC. As such, upon action of the Board of Trustees, the Trust may be divided into an unlimited number of separate series, each of which shall be considered a separate mutual fund whose shares are available to be purchased by investors in the United States, and such other countries as the Board may determine from time to time.

6. Authorized Shares.The Trust, and each separate series of the Trust, if any, shall be authorized to issue an unlimited number of shares to investors.

7. No Certificates.No shares of any series of the Trust shall be issued in certificated form, but all shares shall be issued in uncertificated form and records of the shares issued and to whom they are issued shall be kept on the official records of the Trust, as maintained by such transfer agents and registrars as the Board may authorize from time to time.

8. Board of Trustees.All manner of business of the Trust shall be governed by the Board of Trustees duly elected and serving at the time. The number of Trustees shall be determined by vote of the Board from time to time.

9. Authorization of Series.The Board shall have the authority to divide the Trust into such series as the Board may determine from time to time, and each such series and the shares thereof shall have the attributes, investment objectives, limitations, and other provisions as the Board may determine upon creating each such series or amending such series thereafter. Until such time as the Board shall determine to create another series, the only series of this Trust shall be the Matthew 25 Fund that is in existence as of the date hereof, as referenced in Article 4 above.

10. Authorization of Classes.Each series as may be created by the Board may in turn offer such number of different classes of shares as the Board may determine from time to time, with each separate class having such different features, fees, and other attributes as the Board may determine.

11. Board Action.Every action of the Board may be taken by simple majority vote of the Board, except as may be specifically required otherwise by this Declaration, or except when the rules of the SEC require any action of the Board to be taken by a greater than a majority vote, or by a separate vote of "disinterested" or "independent" Trustees, as those terms may be defined by the SEC from time to time.

12. Initial Board.The initial Board of Trustees shall be the following persons, each of whom is an individual having a residence in Pennsylvania at the time of filing this Declaration:Steven D. Buck, Philip J. Cinelli, Samuel
B. Clement, Linda Guendelsberger, Mark Mulholland, and Scott A. Satell. Each Trustee named herein or hereafter elected shall continue in office as a Trustee indefinitely, until he or she resigns, becomes incapacitated or dies, or is removed by action of the Board of Trustees, with or without cause, but only by the vote of three-fourths of the remaining Trustees. The Organizing Trustee shall: not be considered as one of the initial Trustees; have no authority to conduct any business on behalf of the Trust, other than the authority to cause the Trust to be formed and have this Declaration filed in the Pennsylvania Department of State; and cease to be a Trustee upon such filing of this Declaration in the Department of State.

13. Election of Trustees.Additions to the Board to increase the size of the Board, and replacement of Trustees who have resigned or have been removed, shall bemade by the then remaining Trustees, except, however, that the shareholders of the Trust then in existence shall vote to elect new Trustees whenever the rules of the SEC may require election of Trustees by the shareholders. Except as such election of Trustees may be required under the SEC rules then in existence, the shareholders of the Trust, or any series thereof, or any class of any series, shall not be required to hold any annual or other regular meeting of the shareholders for the election of Trustees or for any other purpose.

14. Required Shareholder Vote.Whenever the shareholders of the Trust, or any series thereof, or any class of any series, are required by the Investment Company Act or the rules of the SEC to take any action by shareholder vote, or, if no SEC requirement to hold a vote then exists, but the Board of Trustees decides to hold a shareholder vote on any matter, such shareholder vote shall be conducted pursuant to all applicable rules and requirements of the SEC as then may be in existence, including (if required) the filing of a proxy statement with the SEC, and the vote required to approve the matter in question at the time shall be such number of shares as the SEC rules may then require for the particular matter. In the absence of applicable SEC requirements at the time, the shareholder vote required to approve any item shall be a majority of the votes actually cast by the shareholders eligible to vote on such item, provided that a quorum has been obtained for the particular shareholder meeting. In the absence of any other requirement then in existence, a quorum shall mean shareholders holding a majority of all votes outstanding and entitled to vote on the matter in question.

15. Supermajority Votes.Unless prohibited or restricted by SEC rule or applicable law at the time, the Board of Trustees may establish a higher minimum of shareholder votes than is set forth in Article 14 above to approve any particular item.

16. Communications Equipment in Lieu of In-Person Meeting. Any meeting of the Board of Trustees or the shareholders may be conducted pursuant to a teleconference call or similar communications equipment pursuant to which each participant in the meeting can hear each other and make his or her comments known to all other participants; provided, however, that in the case of meetings of shareholders, only the Board of Trustees may authorize participation by communications equipment.

17. Voting by Shareholders. In any matter to be voted on by the shareholders, each shareholder shall be entitled to cast one vote for each whole dollar of net asset value represented by the shares of the Trust registered in such person's name, and a fractional vote for any fraction of a dollar. The shareholders shall not be entitled to cumulate their votes for the election of Trustees or on any other matter. Voting by shareholders may be made by proxy, and may be conducted by any electronic means as may be authorized by the Board, subject to such rules of the SEC as may then be in existence. Depending upon the particular matter to be voted upon, as such determination shall be made in the discretion of the Trustees in accordance with SEC rules then in existence, the shareholders of the Trust may vote collectively in the aggregate, as one body of shareholders of all series of the Trust that may then be in existence; or separately by each series of the Trust; or by each class of each series.
When any matter is to be voted upon by the shareholders, such matter may be passed by means of a written consent executed by the shareholders holding such number of shares that would be sufficient to pass such matter at a meeting of the shareholders.

18. Officers. The Board of Trustees may appoint such officers of the Trust as the Board may determine from time to time, and may remove or replace such officers at any time, with or without cause.

19. Compensation. The Board of Trustees may authorize compensation for themselves or any officer or agent of the Trust, subject to such limitations, if any, as may be imposed by the SEC at the time. All compensation and any other benefits of any kind shall be disclosed to the shareholders in such manner as may be required by SEC rules at the time.

20. Contracts and Service Providers. Without in any way limiting the broad grant of authority set forth in Article 8 above, the Board of Trustees shall have the authority to hire such service providers, and to authorize the execution of contracts therefore, to provide for the needs of the Trust and the professional and efficient operation thereof. Without limitation, the Board shall have the authority to engage on behalf of the Trust one or more investment managers, custodians, transfer agents, registrars, auditors and other accountants, administrators and other service providers, attorneys, and any other outside providers as may be desirable or necessary for the operation of the Trust, including any such providers as may be located outside the United States. Different series of the Trust may have different service providers, as determined by the Board from time to time. As required by SEC rules that may be in existence at the time, certain of such contracts may be required to be approved annually by the Board, and may also be required to be approved or ratified by the shareholders in certain circumstances.

21. Amendments and Organic Changes. The Board of Trustees shall have the authority to amend this Declaration from time to time, and to restate this Declaration in its entirety. In addition, the Board shall have the authority to approve such changes in the Trust as the Board may determine is in the best interests of the Trust, including, without limitation, reorganizing the Trust as a corporation or other entity, or reorganizing the Trust under the laws of a different state; merging the Trust with and into another investment company; acquiring another investment company by merging it into the Trust; or making such other substantive changes as the Trustees may determine is advisable for the Trust. Notwithstanding the foregoing, if such amendments to this Declaration or such changes the Board determines to make to the Trust shall require the approval of the shareholders of the Trust under the rules of the SEC then prevailing, the specific amendment or other matter shall not be effective until the requisite shareholder approval is also obtained.

22. Review of Corporate Law. The Board of Trustees shall be permitted, but not required, to look to the precedent of the Pennsylvania Business Corporation Law as may then be in existence, or the business laws of any other state in the United States, or any model business code or law, and to any controlling court decisions as may have been decided under any of such laws, to determine the appropriate way to proceed on any matter involving the Trust or its shareholders. Notwithstanding the foregoing, the Board is specifically authorized to ignore any such corporate law precedents in any matter, provided the Board makes an affirmative decision as to how the matter should be addressed in the specific case of the Trust and its shareholders, and provided that the decision of the Board is not in contravention of this Declaration, or the Pennsylvania Business Trust Law as it may then be in existence.

23. By-Laws. The Board of Trustees may, but shall not be required to, adopt By-Laws of the Trust that provide for the conduct of the business of the Trust and the Board and shareholder meetings thereof, provided, however, that any such By-Laws shall not be inconsistent with this Declaration. The Board shall have the authority to amend such By-Laws from time to time.

24. Liquidations. The Board may adopt policies and procedures in accordance with all applicable law at the time, and SEC requirements, to terminate and liquidate the Trust, or any series of the Trust that may then be in existence, or any separate class of any series. The registered shareholders of the Trust, or series or class that is being terminated, at the effective date of such termination shall be entitled to receive the remaining assets of the series or class being terminated, pro rata in accordance with their shareholdings of record at the time.

25. Indemnification. The Trust shall indemnify any Trustee and any officer or agent of the Trust to the fullest extent permissible by any Pennsylvania business law as may be in existence at the time, subject to such limitations as may be imposed by applicable SEC rules as may then be in effect. The Trust shall obtain directors and officers liability insurance in such amounts as may be determined to be appropriate by the Board from time to time.

26. No Liability. No shareholder of the Trust shall be liable for any debts or obligations of the Trust of any kind, just as if the Trust were a corporation organized under the Pennsylvania Business Corporation Law.

      IN WITNESS WHEREOF, the Organizing Trustee has caused this Declaration to be executed as of this 31stday of October, 2012, such Declaration to become effective upon the filing thereof with the Pennsylvania Department of State.


Melissa M. Zeiders, Organizing Trustee



      Filed with the Pennsylvania Department of State this ____ day of November, 2012.







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